SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                        SECURITIES EXCHANGE ACT OF 1934

          DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): September 5, 2003

                         CITADEL SECURITY SOFTWARE INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE                          000-33491                   75-2873882

(STATE OR OTHER            (COMMISSION FILE NUMBER)           (IRS EMPLOYER
JURISDICTION OF                                               IDENTIFICATION
INCORPORATION)                                                NUMBER)

           8750 N. CENTRAL EXPRESSWAY, SUITE 100, DALLAS, TEXAS 75231

              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (214) 520-9292


Item 5. Other Events and Regulation FD Disclosure

On September 2, 2003 the Company closed a bridge loan financing transaction receiving gross proceeds of approximately $2.1 million and issued 12% Senior Promissory Notes (the "Notes") to a limited number of accredited investors (the "Noteholders"). The Notes and accrued interest are due the sooner of 90 days after issuance or 10 days after the Company receives at least $2,000,000 in proceeds from the sale of equity. The proceeds of the bridge loan will be used for general working capital. In addition, the Noteholders received approximately 850,000 restricted shares of common stock of the Company.

The note principal and accrued interest may be converted into shares of common stock of the Company (the "converted Shares") at a conversion price of $1.25 per share at the option of the Noteholder at any time prior to maturity.

In the event of a default, for each month, the Noteholders will receive warrants to purchase one half of one share for every dollar of principal amount loaned, with an exercise price of $0.50 per share.


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The placement agent received a fee of approximately $ 212,000 plus warrants to purchase 125,000 shares of common stock at $1.25 per shares and have the same rights as the warrants the Noteholders may receive in the event of default.

The Company granted piggyback registration rights to the Noteholders and the Placement Agent in connection with the private placement.

A copy of the senior promissory note is attached hereto as Exhibits 4.1 and is incorporated herein by reference.


Item 7.    Financial Statements, ProForma Financial Information and Exhibits.

(a)  Not Applicable.

(b)  Not Applicable.

(c)  Exhibits.

Exhibit 4.1 Form of Senior Promissory Note


                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Citadel Security Software Inc.
(Registrant)


By:  /s/  STEVEN B. SOLOMON
     ----------------------
          Steven B. Solomon
          Chief Executive Officer

Dated as of September 5, 2003


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